Exhibit 10.3

AGREEMENT AND RELEASE

     This Agreement and Release (“Agreement”) is entered into as of this 28th day of July, 2008, between XL Capital Ltd. (the “Company”) and Henry C.V. Keeling (the “Executive”).

     The Executive and the Company agree as follows:

     1. The employment relationship between the Executive and the Company will terminate on August 1, 2008 (the “Termination Date”). Effective as of the Termination Date, the Executive hereby resigns all officer positions with the Company and its Affiliates (as defined below) as well as his membership on all Boards of Directors and Committees of the Company and its Affiliates.

     2. In consideration for the covenants of the Executive and the release of claims by the Executive contained herein, and in full payment of all obligations of any nature or kind whatsoever owed or owing to the Executive by the Company and any of its Affiliates, the Company shall pay, or provide benefits to, the Executive as follows:

       (a) the Company shall pay the Executive’s base salary, at the rate in effect on the date hereof, through the Termination Date;

       (b) the Company shall make a lump sum cash payment to the Executive on August 15, 2008 in an amount equal to $3,362,500;

       (c) the Executive shall be reimbursed for business expenses reasonably incurred by him prior to the Termination Date in accordance with the Company’s expense reimbursement program;

       (d) all stock options and restricted stock granted to the Executive under the Company’s equity-based incentive compensation plans other than those stock options granted during calendar year 2008 (a complete list of which is attached hereto as Exhibit A) will, to the extent unvested, become vested on the Termination Date; all of the Company stock options granted before January 1, 2000 held by the Executive will be exercisable for three years following the Termination Date (but in no event beyond the full ten year term of the option), after which time they will terminate, and all options granted on or after January 1, 2000 will remain exercisable for the duration of the term specified in the applicable option agreement;

       (e) with respect to the options to purchase 130,000 shares of Company stock granted to the Executive during calendar year 2008, (i) 86,600 will become vested on the Termination Date and they will terminate ninety (90) days following the Termination Date, and (ii) 43,400 will become vested on the Termination Date and remain exercisable for the duration of the term specified in the applicable option agreement;

       (f) medical benefit plan coverage (including dental and vision benefits if provided under the applicable plans) will be continued for the Executive (and the Executive’s dependents, if any) for a period of twenty-four (24) months following the Termination Date under the Company’s medical benefit plans upon substantially the same terms and conditions (including cost of coverage to the Executive) as is then in existence for other executives during the coverage period; provided, however, that, in the event the Executive becomes reemployed with another employer and becomes eligible to receive medical benefits from such employer, the medical benefits described herein shall immediately cease;

       (g) the Executive’s vested accrued benefits under the Company’s pension and deferred compensation plans shall be paid to the Executive in accordance with the terms of such plans;

       (h) with respect to each award made to the Executive under the Company’s Long-Term Incentive Plan for which the award period has not ended on or prior to the Termination Date, to the extent the applicable performance metrics for the award are met at the end of the applicable award period and an amount would have been paid to the Executive under the award had his employment continued through the applicable award payment date (the “Award Amount”), the Executive will receive a payment under the award equal to a pro rata portion of the Award Amount, determined by multiplying the Award Amount by a fraction, the numerator of which is the number of months (rounding a partial month up to a full month) in the applicable award period through the Termination Date, and the denominator of which is the full number of months in the award period, and such amount, if any, shall be paid, less applicable taxes required to be withheld, to the Executive at the time payment for such award is made to active employees of the Company;

       (i) the Company shall make a lump-sum cash payment on August 15, 2008 in an amount equal to the product of $1,012,500, multiplied by a fraction, the numerator of which is 7 and the denominator of which is 12;

       (j) the Company shall pay directly or reimburse the Executive, in either case on an after-tax basis to the Executive, for reasonable moving expenses in relocating the Executive and his immediate family and their household effects from Bermuda to a location in the United Kingdom designated by the Executive following the Executive’s Termination Date (provided that any such expenses must be incurred by the Executive not later than the last day of the calendar year following the calendar year which includes the Termination Date), any such reimbursement for moving expenses shall be made promptly by the Company and, in all events, no later than the last day of the second calendar year following the calendar year which includes the Termination Date, and any such payment or reimbursement for taxes shall be made on or before the due date of the Executive’s tax return for the applicable year, but in no event later than the end of the Executive’s taxable year next following the Executive’s taxable year in which he remits the related taxes; and

       (k) the Company shall (w) continue to pay to the Executive his current monthly housing allowance from the Termination Date through the earlier of the end of calendar year 2008 or the date of termination of the applicable housing lease, (x) reimburse the Executive for the cost of household improvements incurred on or prior to April 30, 2008, (y) permit the Executive to continue to occupy his Bermuda residence through May 1, 2009, and (z) permit the Executive to continue to use his Company provided automobile through May 1, 2009, provided that, in the case of such use after December 31, 2008, all related expenses shall be the responsibility of the Executive and the Executive will pay to the Company the agreed value of any such use after De-cember 31, 2008.

     3. The Executive acknowledges and agrees that he is not entitled to any salary, bonuses, long-term or short-term incentive compensation or other compensation, payments, rights or benefits of any kind in respect of his employment with the Company and/or other positions with its Affiliates, the termination of such employment and/or other positions, or under any of the compensation or benefit plans of the Company or its Affiliates, except as provided by this Agreement.

     4. In consideration of the above, the sufficiency of which the Executive hereby acknowledges, the Executive, on behalf of the Executive and the Executive’s heirs, executors, administrators, representatives, agents and assigns (the “Releasors”) hereby irrevocably and unconditionally releases and forever discharges the Company and its members, shareholders, parents, Affiliates, subsidiaries, divisions, any and all current and former directors, officers, employees, agents, and contractors (in their capacities as such) and their heirs and assigns, and any and all employee pension benefit or welfare benefit plans of the Company or its Affiliates, including current and former trustees and administrators of such employee pension benefit and welfare benefit plans (collectively, the “Releasees”), from all claims, actions, causes of action, rights, judgments, obligations, damages, charges, accountings, demands or liabilities of whatever kind or character, in law or in equity, whether known or unknown, (collectively, the “Claims”) which may have existed or which may now exist from the beginning of time to the date of this Agreement, including, without limitation, any Claims the Releasors may have arising from or relating to the Executive’s employment or termination from employment with the Company or its Affiliates or relating to the Amended Employment Agreement between the Company and the Executive dated as of December 1, 2006 (the “Employment Agreement”) or any other agreement between the Executive and the Company or an Affiliate, and any Claims the Releasors may have under any federal, state, local or foreign statute, or common law relating to employment, wages, hours, or any other terms and conditions of employment. This release does not release the Company from any obligations due to the Executive under this Agreement, and the Executive is not waiving any right of indemnification he may have under the Company’s charter documents and applicable law or under any employee benefit plan or the right to assert coverage under any directors & officers liability insurance maintained by the Company.

     5. The Executive understands and agrees that the consideration provided for herein is more than the Executive would otherwise be entitled to if he did not agree to the provisions of Section 4 above.

     6. The Executive waives any right to reinstatement or future employment with the Company following the Executive’s separation from the Company.

     7. The Executive agrees not to make any disparaging statements about the Company, its Affiliates or their current or former officers, directors and/or employees, to anyone, including but not limited to the Company’s customers, competitors, suppliers, employees, former employees or the press or other media, unless placed under legal compulsion to do so by a court or other governmental authority. Similarly, the Company will not make disparaging statements about the Executive to the Company’s customers, competitors, suppliers, employees, or former employees, his prospective employers or the press or other media, unless placed under legal compulsion to do so by a court or other governmental authority.

     8. (a) The Executive agrees that the products of the Company and its Affiliates shall constitute the exclusive property of the Company and its Affiliates. For the avoidance of doubt, all trademarks, policy language or forms, products or services (including products and services under development), trade names, trade secrets, service marks, designs, computer programs and software, utility models, copyrights, know-how and confidential information, applications for registration of any of the foregoing and the right to apply for them in any part of the world (whether any of the foregoing shall be registered or unregistered) created or discovered or participated in by the Executive during the course of his employment or under the instructions of the Company or its Affiliates are and shall be the absolute property of the Company and its Affiliates, as appropriate. Without limiting the foregoing, the Executive hereby assigns to the Company any and all of the Executive’s rights, title and interest, if any, pertaining to the insurance and reinsurance (including, without limitation, finite insurance and reinsurance), risk assumption, risk management, brokerage, financial and other products or services developed or improved upon by the Executive (including, without limitation, any related “know-how”) while employed by the Company or its Affiliates, including any patent, trademark, trade name, copyright, ownership or other right that may pertain thereto.

     (b) Since the Executive has obtained in the course of the Executive’s employment with the Company and its Affiliates knowledge of trade names, trade secrets, know-

how, products and services (including products and services under development), techniques, methods, lists, computer programs and software and other confidential information relating to the Company and its Affiliates, and their employees, clients, business or business opportunities, the Executive hereby undertakes that (x) with respect to Section 8(b)(i) below, for the period through the first anniversary of the Termination Date and (y) with respect to Section 8(b)(ii) below, the period through the six month anniversary of the Termination Date:

       (i) the Executive will not (either alone or jointly with or on behalf of others and whether directly or indirectly) encourage, entice, solicit or endeavor to encourage, entice or solicit away from employment with the Company or its Affiliates, or hire or cause to be hired, any officer or employee of the Company or its Affiliates (or any individual who was within the prior twelve months an officer or employee of the Company or its Affiliates), or encourage, entice, solicit or endeavor to encourage, entice or solicit any individual to violate the terms of any employment agreement or arrangement between such individual and the Company or any of its Affiliates; and

       (ii) the Executive will not (either alone or jointly with or on behalf of others and whether directly or indirectly) participate in, or provide advice with respect to, mergers, acquisitions, asset sales, or proxy contests involving the Company or engage in other similar conduct.

     (c) For purposes of this Agreement, an “Affiliate” of the Company includes any person, directly or indirectly, through one or more intermediaries, controlling, controlled by, or under common control with the Company, and such term shall specifically include, without limitation, the Company’s majority-owned subsidiaries.

     (d) The limitations on the Executive set forth in this Section shall also apply to any agent or other representative acting on behalf of Executive.

     (e) While the restrictions aforesaid are considered by both parties to be reasonable in all the circumstances, it is recognized that restrictions of the nature in question may fail for reasons unforeseen and accordingly it is hereby declared and agreed that if any of such restrictions or scope thereof shall be adjudged to be void as going beyond what is reasonable in the circumstances for the protection of the interests of the Company and its Affiliates but would be valid if part of the wording thereof were deleted and/or the periods thereof reduced and/or other area dealt with thereby reduced in scope then said restrictions shall apply with such modifications as may be necessary to make them valid and effective.

     9. The Executive covenants that he shall not, without the prior written consent of the Company, use for the Executive’s own benefit or the benefit of any other person or entity other than the Company and its Affiliates or disclose to any person, any confidential, proprietary, secret, privileged or work product information about the Company or its

Affiliates or their business or operations, including, but not limited to, information concerning trade secrets, know-how, software, data processing systems, policy language and forms, inventions, designs, processes, formulae, notations, improvements, financial information, business plans, prospects, referral sources, lists of suppliers and customers, legal advice and other information with respect to the affairs, business, clients, customers, agents or other business relationships of the Company or its Affiliates. The Executive shall hold in a fiduciary capacity for the benefit of the Company all secret, confidential, proprietary, privileged or work product information or data relating to the Company or any of its Affiliates or predecessor companies, and their respective businesses, which shall have been obtained by the Executive during his employment, unless and until such information has become known to the public generally (other than as a result of unauthorized disclosure by the Executive) or unless he is required to disclose such information by a court or by a governmental body with apparent authority to require such disclosure; provided, however, the Executive acknowledges that he is not authorized to, and agrees that he shall not, waive any privilege or work product protection applicable to communications or other information of the Company or its Affiliates. The foregoing covenant by the Executive shall be without limitation as to time and geographic application.

     10. The Executive shall be provided indemnification by the Company to the maximum extent permitted by applicable law and its charter documents against expenses incurred and damages paid or payable by the Executive with respect to claims based on actions or failures to act by the Executive in his capacity as an officer, director or employee of the Company or its Affiliates on in any other capacity, including any fiduciary capacity, in which the Executive served at the request of the Company or an Affiliate. In addition, he shall be covered by a directors & officers liability policy with coverage for all directors and officers of the Company in an amount equal to at least US$75,000,000. Such directors & officers liability insurance shall be maintained in effect for a period of six years following the Termination Date. The indemnification in this Section is in addition to, and not in lieu of, any indemnification or insurance rights that exist at law or pursuant to the Company’s charter documents or employee benefit plans.

     11. On or before the date hereof the Executive shall return all property of the Company and its Affiliates in the Executive’s possession, including, but not limited to, the Company’s credit, telephone, identification and similar cards, keys, cellular phones, computer equipment, software and peripherals and originals and copies of books, records, and other information pertaining to the business of the Company or its Affiliates.

     12. The Executive shall, at the request of the Company and within reason, cooperate with the Company in the defense and/or investigation of any third party claim, dispute or any investigation or proceeding, whether actual or threatened, including meeting with attorneys and/or other representatives of the Company to provide reasonably requested information regarding same and/or participating as a witness in any litigation, arbitration, hearing or other proceeding between the Company and a third party or any government body. The Company shall reimburse the Executive for all reasonable expenses incurred by him in connection with such assistance including reasonable travel expenses.

     13. This Agreement shall be governed by and construed in accordance with the laws of New York, without reference to the principles of conflict of laws thereof.

     14. The Company may withhold from any amounts payable under this Agreement such federal, state, local or foreign taxes as shall be required to be withheld therefrom pursuant to any applicable law or regulation.

     15. This Agreement represents the complete agreement between the Executive and the Company concerning the subject matter in this Agreement and supersedes all prior agreements or understandings, written or oral, including the Employment Agreement. This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives.

     16. Each of the sections contained in this Agreement shall be enforceable independently of every other section in this Agreement, and the invalidity or nonenforceability of any section shall not invalidate or render unenforceable any other section contained in this Agreement.

     17. This Agreement has been entered into voluntarily and not as a result of coercion, duress, or undue influence. The Executive acknowledges that he has read and fully understands the terms of this Agreement and has been advised to consult with, and has consulted with, an attorney before executing this Agreement.

     18. The Company will require any successor or assignee, whether direct or indirect, by purchase, merger, consolidation or otherwise, of all, or substantially all, of the business and/or assets of the Company to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if such succession or assignment had not taken place.

     19. This Agreement shall inure to the benefit of and be enforceable by the Executive’s personal and legal representatives, executors, administrators, heirs, distributees, devisees and legatees. If the Executive dies while any amounts are still payable to him hereunder, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the Executive’s devisee, legatee, or other designee or, if there be no such designee, to the Executive’s estate.

     20. This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different parties hereto in separate coun-

terparts, each of which when executed and delivered shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

     The parties to this Agreement have executed this Agreement as of the day and year first written above.

XL CAPITAL LTD.

By:	/s/ Brian W. Nocco
Name: Brian W. Nocco
Title: Chief Financial Officer

HENRY C.V. KEELING

/s/ Henry C. V. Keeling

Exhibit A

Options

	Shares Subject
Grant Date	to Option	Option Price	Expiration Date
8/7/1998	40,000	$ 79.25	8/7/2008
12/4/1998	20,000	$ 73.00	12/4/2008
12/9/1999	85,000	$ 50.00	12/9/2009
3/9/2001	50,000	$ 80.00	3/9/2011
3/8/2002	55,000	$ 93.00	3/8/2012
3/7/2003	40,000	$ 68.62	3/7/2013
3/5/2004	45,000	$ 77.10	3/5/2014
1/5/2005	75,000	$ 75.95	1/5/2015
3/4/2005	80,000	$ 75.48	3/4/2015
2/24/2006	30,000	$ 67.93	2/24/2016

Restricted Shares

Unvested Shares
Grant Date	(Vest on Termination
Date)

3/4/2005	2500

3/10/2006	4000

3/10/2007	9000

2/28/2008	18,750